STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.    Name of Statutory Trust: “LibreMax Asset Backed Income Fund”
2.    The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The name of the Statutory Trust is “LibreMax Asset-Backed Income Fund” (the “Trust”).
3.    This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of August, 2025.

By:    /s/ Jeannette L. Lewis
Name:    Jeannette L. Lewis
Trustee